EXHIBIT 10.3

SCHEDULE TO NOTES IN FORM OF RESTRICTED STOCK UNIT AWARD

Note 1 (Name and Title)	Note 2 (Threshold Restricted Stock Units)	Note 3 (Target Restricted Stock Units)	Note 4 (Maximum Restricted Stock Units)
Dennis Eidson President and Chief Executive Officer	10,200	20,400	40,800
Craig C. Sturken Executive Chairman	3,850	7,700	15,400
David M. Staples Executive Vice President and Chief Financial Officer	3,750	7,500	15,000
Theodore Adornato Executive Vice President, Retail Operations	2,400	4,800	9,600
Alex J. DeYonker Executive Vice President, General Counsel and Secretary	2,400	4,800	9,600

Grantee: [Note 1]		Grant Date:	May 15, 2009

Number of Restricted Stock Units:
Threshold:	[Note 2]
Target:	[Note 3]
Maximum:	[Note 4]

Dear «First_Name»:

Re:	Restricted Stock Unit Award - Fiscal Year 2010

                    I am pleased to inform you that Spartan Stores, Inc., a Michigan corporation, ("Spartan") has granted to you up to [Note 4] Restricted Stock Units ("RSUs") under the Spartan Stores, Inc. Stock Incentive Plan of 2005 (the "Plan"). All or a portion of the RSUs will be converted to shares of Spartan common stock on a one-for-one basis if Spartan achieves specified threshold, target, or maximum levels of earnings per share for the fiscal year ending March 27, 2010 (the "Performance Period"). Any shares you receive upon conversion of the

RSUs will be subject to a vesting period that will end on May 1, 2012. By accepting this grant, you agree that the RSUs and any shares issued under the RSUs are subject to the terms and conditions of this letter and the Plan (which is incorporated into this letter by reference). If there is any conflict between the terms of the Plan and this letter, the terms of the Plan will control.

          1.          Grant of Restricted Stock Unit. Spartan grants to you up to [Note 4] RSUs (the "Maximum RSUs"), of which [Note 3] represent your "Target RSUs", and [Note 2] represent your "Threshold RSUs." All or a portion of the RSUs will be converted to shares of Spartan common stock in accordance with Section 2 below if Spartan achieves specified threshold, target, or maximum levels of Earnings Per Share for the Performance Period. No shares will be issued if Spartan does not achieve the threshold level of performance. The shares issued under the RSUs, if any, are referred to in this Agreement as the "Earned Shares." The Earned Shares are subject to the restrictions set forth in Sections 3 and 4 of this letter until May 1, 2012, unless earlier terminated in accordance with this letter and the Plan.

          2.          Conversion and Settlement of RSUs.

                    (A)          So long as you remain continuously employed by Spartan, an amount up to the Maximum RSUs under this letter will automatically be converted into Earned Shares on a one-for-one basis if, and to the extent that, Spartan achieves specified levels of Earnings Per Share (as defined below) for the Performance Period in accordance with the table set forth on Exhibit A to this Agreement. The threshold, target, and maximum levels of Earnings Per Share for the Performance Period have been established by the Compensation Committee (the "Committee") and will be communicated to you separately. The Committee will determine whether and to the extent that the RSUs will be converted as soon as practicable following the final approval of Spartan's audited financial statements for the Performance Period by the auditing firm engaged by Spartan to review such statements. The date on which the Compensation Committee makes such determination is referred to in this letter as the "RSU Conversion Date." For the purposes of this letter, "Earnings Per Share" means the net earnings per share of Spartan Stores, Inc., on a fully diluted basis as reported in Spartan's audited financial statements for the Performance Period. The Committee has determined that any evaluation of the Earnings Per Share corporate performance will exclude the events or their related effects that occur during the Performance Period for any of the items listed in items (a) through (h) of Section 10.2 of the Plan.

                    (B)          Subject to Section 4 below, promptly after the RSU Conversion Date (but in no event later than the 15th day of the third month after the RSU Conversion Date occurs), Spartan shall issue to you a number of Earned Shares in accordance with the Committee's determination in Section 2(A). Any number of RSUs that are not converted in accordance with this letter, effective as of the RSU Conversion Date, shall be forfeited without consideration or settlement.

          3.          Restrictions on RSUs and Earned Shares.

                    (A)          The RSUs and Earned Shares issued in settlement of RSUs pursuant to Section 2, if any, are subject to the following transfer and forfeiture conditions ("Restrictions"),

which will lapse on May 1, 2012, unless such restrictions lapse earlier in accordance with this agreement. Until the Restrictions lapse, the RSUs and Earned Shares generally are not transferable by you except by will or according to the laws of descent and distribution. All rights with respect to the RSUs and Earned Shares are exercisable during your lifetime only by you, your guardian, or your legal representative.

                    (B)          Except as otherwise set forth in this letter, any RSUs or Earned Shares for which the Restrictions have not lapsed will automatically be forfeited without consideration upon the termination of your employment with Spartan. Regardless of the foregoing, the Committee may, in its sole discretion, waive the Restrictions remaining on any or all such RSUs or Earned Shares at the time of termination of employment.

          4.          Effect of Termination of Employment.

                    (A)          Notwithstanding anything to the contrary in this letter, if your employment with Spartan is terminated due to your death, Disability or Retirement (each as defined in the Plan) before May 1, 2012, and absent any Change in Control (as defined in the Plan), then any outstanding RSUs or Earned Shares under this letter will be treated in accordance with the following table:

Reason for Termination	Timing of Termination
	Before the RSU Conversion Date	After the RSU Conversion Date
Death or Disability.	You will be entitled to receive a distribution of Earned Shares as though your employment continued through the RSU Conversion Date.	The Restrictions applicable to any Earned Shares will lapse automatically and the Earned Shares will vest and no longer be subject to forfeiture.
Retirement.

You will be entitled to receive a
distribution of the number of Earned
Shares which you would have received
had your employment continued through
the RSU Conversion Date, multiplied by
the number of full months that have
elapsed from May 15, 2009 through the
date of your Retirement, divided by 36.
The Earned Shares issued will not be
subject to any Restrictions. All
unconverted RSUs will be forfeited.

The Restrictions applicable to
any remaining shares of Earned
Shares will terminate
automatically with respect to
that number of shares (rounded
to the nearest whole number)
equal to the total number of
shares of Earned Shares issued
to you under this letter
agreement, multiplied by the
number of full months that have
elapsed from May 15, 2009,
divided by 36. All remaining
Earned Shares will be forfeited
and returned to Spartan.

                    (B)          If a Change in Control occurs at any time during the Performance Period: (i) while you are employed with Spartan, or (ii) following termination of your employment during the Performance Period due to death, Disability, or Retirement, then you will be entitled to receive a distribution of a number of Earned Shares equal to the Target RSUs as of the date of the Change in Control. All unconverted RSUs will be forfeited.

                    (C)          If a Change in Control occurs after the Performance Period while you are employed with Spartan, then any outstanding RSUs and Earned Shares will be treated as follows: (i) if the RSUs have not been converted to Earned Shares, then you will be entitled to receive a distribution of Earned Shares in accordance with the table set forth on Exhibit A, and such Earned Shares will not be subject to any Restrictions and will not be subject to forfeiture, and any unconverted RSUs will be forfeited; and (ii) if the RSUs have been converted to Earned Shares, then the Restrictions applicable to such Earned Shares will lapse automatically and the Earned Shares will vest and no longer be subject to forfeiture.

          5.          Rights of Holders.

                    (A)           RSUs. You will have no cash dividend, liquidation, voting or other rights with respect to the shares of common stock underlying the RSUs until the RSUs are converted into Earned Shares. RSUs are generally not transferable except by will or according to the laws of descent and distribution. This grant of RSUs shall not confer any right to you to be granted other awards in the future under the Plan.

                    (B)          Earned Shares. You shall have all voting, dividend, liquidation, and other rights with respect to the Earned Shares held of record by you as if you held unrestricted Common Stock; provided, however, that the unvested portion of any Earned Shares shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this letter or the Plan. Any non-cash dividends or distributions paid with respect to unvested Earned Shares shall be subject to the same restrictions as those relating to the Earned Shares granted to you under this letter agreement. After the Restrictions applicable to the Earned Shares lapse, you shall have all shareholder rights, including the right to transfer the shares, subject to such conditions as Spartan may reasonably specify to ensure compliance with federal and state securities laws.

          6.          Uncertificated Shares. Spartan's Board of Directors has authorized the issuance of shares without share certificates. Any Earned Shares issued to you without a paper certificate will be registered in your name in Spartan's books and records and reflected on the account statements issued to you by Smith Barney (or other financial intermediary). Spartan Stores, Inc. is formed under the laws of the State of Michigan. Spartan Stores, Inc. will furnish to you upon request and without charge a full statement of the designation, relative rights, preferences, and limitations of the shares of each class authorized to be issued, the designation, relative rights, preferences, and limitations of each series so far as the same have been prescribed, and the authority of the Spartan's Board of Directors to designate and prescribe the relative rights, preferences, and limitations of other series.

          7.          Certifications. You represent and warrant that you are acquiring the RSUs and Earned Shares for your own account and investment and without any intent to resell or distribute. You shall not resell or distribute the Earned Shares following the lapse of the Restrictions except in compliance with such conditions as Spartan may reasonably specify to ensure compliance with federal and state securities laws.

          8.          Beneficiary Designation. You may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this letter is to be paid in case of your death prior to receipt of any or all of such benefit. Each such designation shall revoke all prior designations made by you, shall be in a form prescribed by the Committee, and will be effective only when filed by you in writing with the Vice President Human Resources of Spartan or his or her successor during your lifetime. In the absence of any such designation, benefits remaining unpaid at your death shall be paid to your estate.

          9.          Withholding. Spartan is entitled to: (1) withhold and deduct from your future wages (or from other amounts that may be due and owing to you from Spartan), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to the award of RSUs and Earned Shares, or (2) require you promptly to remit the amount of such withholding to Spartan before taking any action with respect to such RSUs and

Earned Shares. Upon your written authorization, withholding may be satisfied by withholding Common Stock to be released upon vesting of and lapse of restrictions with respect to shares of the Earned Shares or by delivery to Spartan of previously owned Common Stock.

          10.          Binding Effect; Amendment. This letter and the Plan shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, successors and permitted assigns. This letter agreement shall not be modified except in a writing executed by you and Spartan.

          11.          Miscellaneous.

                    (A)          This letter and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any shares acquired pursuant to this letter, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this letter, all of which shall be binding upon you.

                    (B)          The Board may terminate, amend, or modify the Plan in accordance with the terms of the Plan.

                    (C)          You agree to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising your rights under this letter. This letter shall be subject to all applicable laws, rules, and regulations, Nasdaq Marketplace Rules, and to such approvals by any governmental agencies, The Nasdaq Stock Market or any other national securities exchanges as may be required.

                    (D)          To the extent not preempted by federal law, this letter shall be governed by, and construed in accordance with, the laws of the state of Michigan.

Very truly yours,

Dennis Eidson
President and Chief Executive Officer

Exhibit A

Performance/Conversion of RSUs

Level	Percentage of Target Earnings Per Share for Fiscal 2009	Percentage of Target RSUs Converted to Earned Shares

	<90%	0%

Threshold	90%	50%
	95%	75%
Target	100%	100%
	105%	117%
	110%	133%
	115%	150%
	120%	167%
Maximum	>125%	200%